                                  Exhibit 10.7

March 22, 2002

To: Anthony Mohr
CEO ADVA/Gig

Dear Anthony

This is to inform you that, due to increased demands on my time, and to better focus on my resonsiblities at Envoii, I must resign immediately as a director of
ADVA. I extend my best wishes for the sucess of your endeavor.
Sincerely,

/s/ Michael Tolson
    Michael Tolson
    CEO Envoii Inc.